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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                       United International Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   910734 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                         Filed pursuant to Rule 13d-2(b)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
/ / Rule 13d-1(b)
/ / Rule 13d-1(c)
/X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP Number:  910734 10 2

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)
                  Joseph E. Giovanini
--------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group
                  (a)  / /
                  (b)  /X/
--------------------------------------------------------------------------------
3        SEC Use Only
--------------------------------------------------------------------------------
4        Citizenship or Place of Organization
                  United States of America
--------------------------------------------------------------------------------
Number of                           5       Sole Voting Power
Shares                                                                       0
Beneficially                                ------------------------------------
Owned by                            6       Shared Voting Power
Each Reporting                                                               0
Person With:                                ------------------------------------
                                    7       Sole Dispositive Power
                                                                             0
                                            ------------------------------------
                                    8       Shared Dispositive Power
                                                                             0
                                            ------------------------------------
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------------------------------------------------------------------------------
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                  / /
--------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)
                 0.0%
--------------------------------------------------------------------------------
12       Type of Reporting Person
                  IN
--------------------------------------------------------------------------------

                               Page 2 of 8 Pages

CUSIP Number:  910734 10 2

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)
                  Clarice J. Giovanini
--------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group
                  (a)  / /
                  (b)  /X/
--------------------------------------------------------------------------------
3        SEC Use Only
--------------------------------------------------------------------------------
4        Citizenship or Place of Organization
                  United States of America
--------------------------------------------------------------------------------
Number of                           5       Sole Voting Power
Shares                                                                       0
Beneficially                                ------------------------------------
Owned by                            6       Shared Voting Power
Each Reporting                                                               0
Person With:                                ------------------------------------
                                    7       Sole Dispositive Power
                                                                             0
                                            ------------------------------------
                                    8       Shared Dispositive Power
                                                                             0
                                            ------------------------------------
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------------------------------------------------------------------------------
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                  / /
--------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)
                 0.0%
--------------------------------------------------------------------------------
12       Type of Reporting Person
                  IN
--------------------------------------------------------------------------------

                               Page 3 of 8 Pages

CUSIP Number:  910734 10 2

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)
                  Giovanini Properties
--------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group
                  (a)  / /
                  (b)  /X/
--------------------------------------------------------------------------------
3        SEC Use Only
--------------------------------------------------------------------------------
4        Citizenship or Place of Organization
                  Colorado
--------------------------------------------------------------------------------
Number of                           5       Sole Voting Power
Shares                                                                       0
Beneficially                                ------------------------------------
Owned by                            6       Shared Voting Power
Each Reporting                                                               0
Person With:                                ------------------------------------
                                    7       Sole Dispositive Power
                                                                             0
                                            ------------------------------------
                                    8       Shared Dispositive Power
                                                                             0
                                            ------------------------------------
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------------------------------------------------------------------------------
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                  / /
--------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)
                 0.0%
--------------------------------------------------------------------------------
12       Type of Reporting Person
                  PN
--------------------------------------------------------------------------------

                               Page 4 of 8 Pages

CUSIP Number:  910734 10 2

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)
                  Giovanini Investments Ltd.
--------------------------------------------------------------------------------
2        Check the Appropriate Box if a Member of a Group
                  (a)  / /
                  (b)  /X/
--------------------------------------------------------------------------------
3        SEC Use Only
--------------------------------------------------------------------------------
4        Citizenship or Place of Organization
                  Colorado
--------------------------------------------------------------------------------
Number of                           5       Sole Voting Power
Shares                                                                       0
Beneficially                                ------------------------------------
Owned by                            6       Shared Voting Power
Each Reporting                                                               0
Person With:                                ------------------------------------
                                    7       Sole Dispositive Power
                                                                             0
                                            ------------------------------------
                                    8       Shared Dispositive Power
                                                                             0
                                            ------------------------------------
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person
                   0
--------------------------------------------------------------------------------
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                  / /
--------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)
                 0.0%
--------------------------------------------------------------------------------
12       Type of Reporting Person
                  PN
--------------------------------------------------------------------------------

                               Page 5 of 8 Pages

This Amendment No. 5 to the Schedule 13G filed by Joseph E. Giovanini, Clarice
J. Giovanini, Giovanini Properties, and Giovanini Investments, Ltd. relates to shares of Class A Common Stock, $0.01 par value per share, of United International Holdings, Inc., ("Class A Common Stock") and amends Items 4, 5, and 8 of the Schedule 13G. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning as set forth in the
Schedule 13G.


ITEM 4.

The information previously furnished in response to this Item is amended to read as follows:

Joseph E. Giovanini:

(a)      Amount beneficially owned:                                         0
(b)      Percent of class:                                                  0.0%
(c)      Number of shares as to which the person has:
         (i)      Sole power to vote or to direct the vote:                 0
         (ii)     Shared power to vote or to direct the vote:               0
         (iii)    Sole power to dispose or to direct the disposition of:    0
         (iv)     Shared power to dispose or to direct the disposition of:  0

Clarice J. Giovanini:

(a)      Amount beneficially owned:                                         0
(b)      Percent of class:                                                  0.0%
(c)      Number of shares as to which the person has:
         (i)      Sole power to vote or to direct the vote:                 0
         (ii)     Shared power to vote or to direct the vote:               0
         (iii)    Sole power to dispose or to direct the disposition of:    0
         (iv)     Shared power to dispose or to direct the disposition of:  0

Giovanini Properties:

(a)      Amount beneficially owned:                                         0
(b)      Percent of class:                                                  0.0%
(c)      Number of shares as to which the person has:
         (i)      Sole power to vote or to direct the vote:                 0
         (ii)     Shared power to vote or to direct the vote:               0
         (iii)    Sole power to dispose or to direct the disposition of:    0
         (iv)     Shared power to dispose or to direct the disposition of:  0

                               Page 6 of 8 Pages

Giovanini Investments, Ltd.:

(a)      Amount beneficially owned:                                         0
(b)      Percent of class:                                                  0.0%
(c)      Number of shares as to which the person has:
         (i)      Sole power to vote or to direct the vote:                 0
         (ii)     Shared power to vote or to direct the vote:               0
         (iii)    Sole power to dispose or to direct the disposition of:    0
         (iv)     Shared power to dispose or to direct the disposition of:  0


ITEM 5.

The information previously furnished in response to this Item is amended to read as follows:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 8.

The information previously furnished in response to this Item is amended to add the following:

Each of the undersigned sold all or substantially all of his, her, or its shares of Class A Common Stock on July 16, 1998, and, as of the date of such sale, ceased to be a party to the Stockholders' Agreement. Accordingly, the undersigned are no longer members of the group.

                               Page 7 of 8 Pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



JOSEPH E. GIOVANINI



 /s/ Joseph E. Giovanini                           February 15, 1999
-------------------------------------------        --------------------
                                                   Date


CLARICE J. GIOVANINI



 /s/ Clarice J. Giovanini                          February 15, 1999
--------------------------------------------       -------------------
                                                   Date


GIOVANINI PROPERTIES

         By:


          /s/ JOSEPH E. GIOVANINI                  February 15, 1999
          ----------------------------------       -------------------
              Joseph E. Giovanini                  Date
              General Partner


GIOVANINI INVESTMENTS, LTD.

         By:


          /s/ JOSEPH E. GIOVANINI                  February 15, 1999
          ----------------------------------       -------------------
              Joseph E. Giovanini                  Date
              General Partner

                               Page 8 of 8 Pages